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EXHIBIT 1.A.5(a)(ii)

Exhibit 1.A.5(a)(ii)

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PROTECTIVE LIFE INSURANCE COMPANY / P. O. BOX 2606 / BIRMINGHAM, ALABAMA 35202
A STOCK COMPANY            (205-879-9230)

VARIABLE LIFE INSURANCE POLICY

JOHN Q. DOE

Policy Number: SPECIMEN

This is a Modified Single Premium Variable Life Insurance Policy ("Policy") which has been issued to the Owner. This Policy provides a death benefit.

THE OWNER HAS THE RIGHT TO RETURN THIS POLICY. The Owner may cancel this Policy after receipt by returning the Policy to the Company's Home Office, or to any Agent of the Company, with a written request for cancellation within (a) 10 days after receipt; or (b) 45 days after the Application was signed; whichever is later. Return of this Policy by mail is effective on receipt by the Company. The returned Policy will be treated as if the Company had never issued it. In states where permitted, we will promptly refund an amount equal to the sum of: (a) the difference between the premiums paid (after deduction of any policy fees and or other charges) and the amounts allocated to the Fixed Account or the Sub-Accounts, plus (b) the value of the amounts allocated to the Fixed Account, including any interest credited on such amounts accumulated to the date that this Policy is returned to the Company, plus (c) the value of the amounts allocated to the Sub-Accounts, adjusted to reflect the net investment experience of such Sub-Accounts, to the date that this Policy is returned to the Company. This amount may be more or less than the premium payment(s). In states where required, the Company will promptly refund the premium payment(s).

/s/ John D. Johns John D. Johns President	/s/ Deborah J. Long Deborah J. Long Secretary

THE POLICY VALUES, THE AMOUNT OF THE DEATH BENEFIT PROVIDED IN THIS CONTRACT, OR THE DURATION OF THE INSURANCE COVERAGE, MAY INCREASE OR DECREASE IN ACCORDANCE WITH THE INVESTMENT PERFORMANCE OF THE SUB-ACCOUNTS, AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNTS. THERE IS NO GUARANTEED MINIMUM FOR THE PORTION OF THE POLICY VALUE IN THE SUB-ACCOUNTS. PLEASE REFER TO THE VARIABLE ACCOUNT SECTION OF THIS POLICY FOR MORE INFORMATION REGARDING THE VARIABLE ACCOUNT. PLEASE REFER TO THE DEATH BENEFIT SECTION OF THIS POLICY FOR A DESCRIPTION OF THE DEATH BENEFIT.

READ THE CONTRACT CAREFULLY
THIS POLICY IS A LEGAL CONTRACT BETWEEN THE OWNER AND THE COMPANY
MODIFIED SINGLE PREMIUM VARIABLE LIFE INSURANCE POLICY
NON-PARTICIPATING

INDEX

POLICY SPECIFICATIONS PAGES	3
DEFINITIONS	7
GENERAL PROVISIONS	9
Entire Contract	9
Modification of the Contract	9
Misstatement of Age or Sex	9
Non-Participating	9
Suicide Exclusion	9
Termination	9
Representations and Contestability	9
Reports	10
Arbitration	10
CONTROL PROVISIONS	11
The Parties Involved	11
Rights of Owner	11
Contingent Owner	11
Beneficiary	11
Changing the Owner	11
Assignment	11
Protection of Proceeds	11
Suspension or Delay in Payment	11
Tax Considerations	12
Changes in Policy Cost Factors	12
Coverage Limitations	12
PREMIUMS	12
Premium Payments	12
Allocation of Premium Payments	12
Grace Period	13
Reinstatement	13
Minimum Values	13
DEDUCTIONS FROM POLICY VALUE	13
COST OF INSURANCE	13
Cost of Insurance Charge	13
Cost of Insurance Rates	14
BASIS OF COMPUTATIONS FOR COST OF INSURANCE CHARGE	14
FIXED ACCOUNT	14
Calculation of the Fixed Account Value	14
Interest Credited	14
VARIABLE ACCOUNT	15
General Description	15
Sub-Accounts of the Variable Account	15
Valuation of Assets	16
Calculation of Sub-Account Values	16
Net Investment Factor	16
DEATH BENEFIT	16
Death Benefit Proceeds	16
Amount of Death Benefit Proceeds	16
Payment of Death Benefit Proceeds	17
Suspension of Payment	17
Creditor Claims	17
TRANSFERS	17
Transfer Rights	17
Reservation of Rights	17
SURRENDERS AND WITHDRAWALS	18
Surrenders	18
Withdrawals	18
Annual Withdrawal Amount	18
Decreasing the Face Amount	18
POLICY LOANS	19
Right to Make Loans, Policy Debt	19
Maximum Loan	19
Interest	19
Preferred Loan	19
Collateral	19
Repaying Policy Debt	20
CHANGING THIS POLICY	20
Change Approval	20
Increasing The Face Amount	20
SETTLEMENT OPTIONS	20
Availability of Options	20
Minimum Amounts	20
Electing A Settlement Option	20
Effective Date and Payment Date	20
Description of Options	21

POLICY SPECIFICATIONS

POLICY NUMBER: SPECIMEN	POLICY EFFECTIVE DATE: OCTOBER 1, 2001
POLICY ISSUE DATE: OCTOBER 1, 2001	ISSUE AGE: 35 SEX: MALE
INSURED: JOHN Q. DOE	MINIMUM FACE AMOUNT: $10,000
INITIAL FACE AMOUNT: $100,000	MONTHLY ANNIVERSARY DAY: 1
INITIAL PREMIUM PAYMENT: $15,520.00	RATE CLASS: NONTOBACCO
OWNER: JOHN Q. DOE
RIDER NUMBER	SCHEDULE OF ADDITIONAL BENEFITS	MONTHLY CHARGE

* * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *

GUARANTEED INTEREST RATE FOR FIXED ACCOUNT 4% ANNUALLY (.3274% MONTHLY)

PREFERRED LOAN INTEREST RATE 4.50% ANNUALLY (.3675% MONTHLY)

INITIAL ANNUAL EFFECTIVE INTEREST RATE FOR FIXED ACCOUNT [4.25%]

THIS POLICY PROVIDES LIFE INSURANCE COVERAGE ON THE INSURED UNTIL TERMINATION, SUBJECT TO TERMS AND CONDITIONS OF THIS POLICY. THERE MAY BE LITTLE OR NO SURRENDER VALUE PAYABLE ON CONTRACT TERMINATION.

MONTHLY DEDUCTIONS

Beginning as of the Policy Effective Date and continuing on each Monthly Anniversary Day thereafter, the Company will deduct the charges listed below. Unless otherwise directed by the Owner in accordance with the Company's rules and with the exception of the Mortality and Expense Risk Charge, each charge will reduce the Sub-Account Value(s) and the Fixed Account Value in the proportion that each Sub-Account Value and the Fixed Account Value bears to the Unloaned Policy Value. The Mortality and Expense Risk Charge will reduce only the Sub-Account Value(s).

Policy Expense Charge. The monthly Policy Expense Charge is equal to .058% of the Policy Value as of the Valuation Day which coincides with each Monthly Anniversary Day in all Policy Years. This is equivalent to an annual rate of .70% of such amount.

Mortality and Expense Risk Charge. The maximum monthly Mortality and Expense Risk Charge to be deducted is equal to .075% multiplied by the Variable Account Value, which is equivalent to an annual rate of .90% of such amount. The Company reserves the right to charge less than the maximum charge. Accordingly, during Policy Years 1 through 10, the monthly Mortality and Expense Risk Charge is [.075%] multiplied by the Variable Account Value, which is equivalent to an annual rate of [.90%] of such amount. In Policy Years 11 and thereafter, the Monthly Mortality and Expense Risk Charge is [.042%] multiplied by the Variable Account Value, which is equivalent to an annual rate of [.50%] of such amount.

Charge For Benefits Under Riders. Every month the Company deducts a charge for any riders.

Cost of Insurance Charge. The monthly cost of insurance charge varies based on Net Amount at Risk and cost of insurance rates and is calculated in accordance with the policy provisions. See the Cost of Insurance section of this Policy for details. The Guaranteed Maximum Monthly Cost of Insurance Rates are set forth in the table below.

GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES
PER $1,000 OF NET AMOUNT AT RISK

ATTAINED AGE	RATE	ATTAINED AGE	RATE	ATTAINED AGE	RATE	ATTAINED AGE	RATE	ATTAINED AGE	RATE
0		20		40	$.19837	60	$1.10872	80	$8.22374
1		21		41	.21337	61	1.22399	81	9.01809
2		22		42	.22921	62	1.35683	82	9.91568
3		23		43	.24672	63	1.50726	83	10.91280
4		24		44	.26590	64	1.67446	84	11.99039
5		25		45	.28758	65	1.85761	85	13.12417
6		26		46	.31092	66	2.05588	86	14.29993
7		27		47	.33594	67	2.26846	87	15.49991
8		28		48	.36346	68	2.49956	88	16.71909
9		29		49	.39348	69	2.75590	89	17.97489
10		30		50	.42768	70	3.07023	90	19.28573
11		31		51	.46688	71	3.40320	91	20.68242
12		32		52	.51192	72	3.75991	92	22.21790
13		33		53	.56365	73	4.19334	93	24.04369
14		34		54	.62121	74	4.67004	94	26.50346
15		35	$.144188	55	.68546	75	5.18002	95	30.20739
16		36	.15168	56	.75557	76	5.71918	96	36.35803
17		37	.16169	57	.82985	77	6.28340	97	47.21179
18		38	.17252	58	.91249	78	6.87612	98	66.20701
19		39	.18420	59	1.00517	79	7.51606	99	83.33333

GUARANTEED MAXIMUM COST OF INSURANCE RATES FOR THE RATE CLASS SHOWN ON PAGE 3 ARE EQUAL TO THE ABOVE RATES INCREASED BY $0.000 EACH MONTH.

OTHER DEDUCTIONS

Transfer Fee. A $25 charge may be deducted from the Policy Value being transferred for each transfer request in excess of 12 during a Policy Year.

Annual Maintenance Fee. On each Policy Anniversary, an Annual Maintenance Fee of $35.00 will be deducted from the Policy Value. The Company reserves the right to waive this fee on a Policy Anniversary if the Policy Value on such date equals or exceeds $50,000.

Surrender Charge and Premium Tax Recovery Charge. A Surrender Charge and Premium Tax Recovery Charge will be deducted from the Policy Value, if during the first nine Policy Years following a premium payment: (1) the Policy is surrendered, (2) the Policy Lapses or (3) a Withdrawal of an amount greater than the Annual Withdrawal Amount or the amount by which the Policy Value exceeds premium payment(s) is requested by the Owner. The Surrender Charge and Premium Tax Recovery Charge are deducted before any Surrender Value is paid. The Surrender Charge and Premium Tax Recovery Charge are separately calculated and applied to each premium payment.

Upon surrender or Lapse, the Surrender Charge and Premium Tax Recovery Charge for each premium payment is equal to the surrender charge percentage(s) and premium tax recovery charge percentage(s) for the Policy Year in which the surrender or Lapse occurs, multiplied by the amount of the corresponding premium payment. The Surrender Charge and Premium Tax Recovery Charge that will apply to a Withdrawal is determined by multiplying:

  (1)
  the amount by which (a) the deduction from Policy Value in connection with the Withdrawal (including any additional deduction from Policy Value for Surrender Charge and Premium Tax Recovery Charge) exceeds (b) the greater of the remaining Annual Withdrawal Amount or the amount by which the Policy Value exceeds the sum of all premium payment(s); by

  (2)
  the surrender charge percentage(s) and premium tax recovery charge percentage(s) for the Policy Year in which the Withdrawal of premium occurs.

The surrender charge percentages and premium tax recovery percentages are set forth in the table below. A Surrender Charge and a Premium Tax Recovery Charge will result in the cancellation of Units from each applicable Sub-Account and/or in a reduction of the Fixed Account Value.

					PREMIUM TAX RECOVERY CHARGE AS A PERCENTAGE OF EACH PREMIUM PAYMENT WITHDRAWN
		SURRENDER CHARGE AS A PERCENTAGE OF EACH PREMIUM PAYMENT WITHDRAWN
DURING POLICY YEARS FOLLOWING EACH PREMIUM PAYMENT			DURING POLICY YEARS FOLLOWING EACH PREMIUM PAYMENT

1		9%	1		2.50%
2		8%	2		2.25%
3		7%	3		2.00%
4		6%	4		1.75%
5		5%	5		1.50%
6		4%	6		1.25%
7		3%	7		1.00%
8		2%	8.75%
9		1%	9.50%
10	+	0%	10	+	0

Annual Withdrawal Amount. The Annual Withdrawal Amount is an annual amount the Owner may withdraw during a Policy Year and not incur a Surrender Charge or Premium Tax Recovery Charge. The Annual Withdrawal Amount is equal to (1) 10% of the Initial Premium Payment made if the Withdrawal request is received during the first Policy Year or (2) 10% of all premium payments made as of the last Policy Anniversary, net of all premium payments withdrawn, if the Withdrawal request is received after the first Policy Year.

Withdrawals within a given Policy Year are deemed to count first towards the Annual Withdrawal Amount. The Surrender Charge and Premium Tax Recovery Charge are calculated using the assumptions that all Policy Value in excess of cumulative premium payment(s) is withdrawn before any premium payment(s) and that premium payment(s) are withdrawn on a first-in-first-out basis.

ALLOCATION OF PREMIUM PAYMENTS:

Protective Variable Life Separate Account

Sub-Accounts:
Goldman Sachs/PIC Growth & Income	10.00%
Goldman Sachs/PIC Global	10.00%
Goldman Sachs/CORE U.S. Equity	10.00%
Calvert CRI Strategic Growth	10.00%
Calvert CRI Balanced	10.00%
MFS Emerging Growth	10.00%
MFS Growth with Income	10.00%
Oppenheimer Aggresive Growth/VA	10.00%
Oppenheimer Strategic Bond/VA	10.00%
Protective Life General Account:
Fixed Account	10.00%

DEFINITIONS

Annual Withdrawal Amount. Is an annual amount the Owner may withdraw during a Policy Year and not incur a Surrender Charge or a Premium Tax Recovery Charge as shown on the Policy Specifications Page.

Application. The paperwork completed to apply for this Policy.

Attained Age. The Issue Age plus the number of complete Policy Years since the Policy Effective Date.

  Beneficiary. The Beneficiary is the person entitled to receive the Death Benefit Proceeds upon the death of the Insured. If no designated Beneficiary is living at the time of the Insured's death or if no Beneficiary has been designated, the Company will pay the Death Benefit Proceeds to the Owner or the Owner's estate.

  Primary. Where a Primary Beneficiary is living, such person is the Beneficiary. The Primary Beneficiary is the person named as the "Primary Beneficiary" in the Application, unless changed as provided in this Policy.

  Contingent. Where no Primary Beneficiary is living, the "Contingent Beneficiary", as named in the Application, is the Beneficiary, unless changed as provided in this Policy.

  Irrevocable. An Irrevocable Beneficiary is one whose consent is necessary to change the Beneficiary designation or exercise certain other rights.

Cash Value. Is equal to the Policy Value minus any applicable Surrender Charge and Premium Tax Recovery Charge.

Company. The Company is Protective Life Insurance Company.

Death Benefit. The greater of the Face Amount on the Insured's date of death or a specified percentage of the Policy Value on the date of the Insured's death (see Death Benefit section).

Death Benefit Proceeds. The amount payable to the Beneficiary if the Insured dies while the Policy is in force which is equal to the Death Benefit less any Policy debt and unpaid Monthly Deductions if the Insured dies during a grace period.

Face Amount. The Initial Face Amount as shown on the Policy Specifications Page. Thereafter, the Face Amount may be increased or decreased in accordance with the terms of this Policy.

Fixed Account. Part of the General Account to which Policy Value may be transferred or premium payments allocated under a Policy.

Fixed Account Value. The Policy Value in the Fixed Account.

Fund. An investment portfolio of Protective Investment Company or any other open-end management investment company or unit investment trust in which a Sub-Account invests.

General Account. The assets of the Company other than those allocated to the Variable Account or another separate account.

Home Office. 2801 Highway 280 South, Birmingham, Alabama, 35223.

Insured. The person whose life is insured by this Policy.

Issue Age. The Insured's age as of the last birthday on the Policy Effective Date.

Issue Date. The date this Policy is issued. The Issue Date may be a later date than the Policy Effective Date if the Initial Premium Payment is received at the Home Office before the Issue Date.

Lapse. Termination of this Policy at the expiration of the Grace Period while the Insured is still living as described in the sub-section entitled "Grace Period" under "Premiums".

Loan Account. An account within the General Account to which the Fixed Account Value and/or Variable Account Value is transferred as collateral for policy loans.

Loan Account Value. The Policy Value in the Loan Account.

Monthly Anniversary Day. The same day of the month as the Policy Effective Date. The Monthly Anniversary Day is shown on the Policy Specifications Page.

Monthly Deductions. The fees and charges deducted monthly from the Sub-Account Value(s) and/or Fixed Account Value as described on the Policy Specifications Page.

Net Amount at Risk. The Net Amount at Risk as of any Monthly Anniversary Day is (a) minus (b) where:

  (a)
  is the Death Benefit discounted at one plus the monthly guaranteed interest rate; and

  (b)
  is the Policy Value (prior to deducting the Cost of Insurance).

Net Asset Value Per Share. The value per share of any Fund as computed on any Valuation Day as described in the Fund prospectus.

Owner. The person(s) who own this Policy.

Policy Anniversary. The same day in each Policy Year as the Policy Effective Date.

Policy Debt. The sum of all outstanding policy loans plus accrued interest.

Policy Effective Date. The date shown on the Policy Specifications Page and on which coverage takes effect. Policy Years are measured from the Policy Effective Date. For any decrease or other changes to coverage, the effective date shall be the date shown on any supplemental Policy Specification Page. The Policy Effective Date will never be the 29th, 30th or the 31st of a month.

Policy Value. The sum of the Variable Account Value, the Fixed Account Value and the Loan Account Value.

Policy Year. Each period of 12 months commencing with the Policy Effective Date. For purposes of determining the surrender charge percentage and premium tax recovery charge percentage attributable to a premium payment other than the Initial Premium Payment, Policy Years shall be deemed to mean each 12-month period commencing with the date such premium payment is received by the Company.

Settlement Option. Alternatives to a lump sum for payment by the Company under the Death Benefit or surrender provisions of this Policy.

Sub-Account. A separate division of the Variable Account. Each Sub-Account invests in a corresponding Fund.

Sub-Account Value. The Policy Value in a Sub-Account.

Surrender Value. The Cash Value minus any outstanding Policy Debt.

Unit. A unit of measurement used to calculate the Sub-Account Values.

Unloaned Policy Value. The sum of the Variable Account Value and the Fixed Account Value, minus any Policy Debt.

Valuation Day. Each day the New York Stock Exchange is open for business except Federal and other holidays and days when the Company is not otherwise open for business or a day a Sub-Account's corresponding Fund does not value its shares.

Valuation Period. The period commencing at the close of regular trading on the New York Stock Exchange on any Valuation Day and ending at the close of regular trading on the New York Stock Exchange on the next succeeding Valuation Day.

Variable Account. The Protective Variable Life Separate Account, a separate investment account of the Company to which Policy value may be transferred or premium payments allocated.

Variable Account Value. The sum of all Sub-Account Values.

Withdrawal. A Withdrawal by the Owner of an amount that is less than the Surrender Value.

Written Notice. A written notice or request that is received by the Company at the Home Office.

GENERAL PROVISIONS

Entire Contract. This Policy, any riders and/or endorsements attached hereto, and the Application, a copy of which is attached, and all subsequent applications, constitute the entire contract. Any application for reinstatement becomes part of this Policy if the reinstatement is approved by the Company. This Policy is issued in consideration of payment of the Initial Premium Payment shown on the Policy Specifications Page.

Modification of the Contract. No change or waiver of the terms of this Policy is valid unless made by the Company, in writing, and approved by the President, Secretary or a Vice President of the Company. The Company reserves the right to change the provisions of this Policy to conform to any applicable laws, or applicable regulations or rulings issued by a government agency.

Misstatement of Age or Sex. Questions in the Application concern the Insured's date of birth and sex. If the date of birth or sex given in the Application or any Application for riders is not correct, the Death Benefit and any benefits provided under any riders to this Policy will be adjusted to those which would have been purchased at the Policy Effective Date, at the correct age and sex. The Cash Value will be recalculated by recreating this Policy from Policy Effective Date to the present date with the revised amount of insurance.

Non-Participating. This Policy does not share in the Company's surplus or profits and does not pay dividends.

Suicide Exclusion. If the Insured commits suicide, while sane or insane, within two years from the Policy Effective Date, the Company's total liability shall be limited to the premium payments made before death, less any Policy Debt and less any Withdrawals. If the Insured commits suicide, while sane or insane within two years from the effective date of any increase in the Face Amount, the Company's total liability with respect to such increase shall be limited to the sum of the monthly cost of insurance charge deducted for such increase.

Termination. All coverage under this Policy shall terminate when any one of the following events occurs:

  (1)
  The Owner requests a full surrender.

  (2)
  The Insured dies.

  (3)
  The Lapse of the Policy at the end of the Grace Period, as described in the sub-section entitled "Grace Period" under "Premiums",

  (4)
  The Loan Account Value exceeds the Cash Value as described in the sub-section entitled "Collateral" under "Policy Loans".

Representations and Contestability. In issuing this Policy, the Company relies on all statements made by or for the Insured in the Application or in a supplemental application. Legally, these statements are considered to be representations and not warranties, unless fraud is involved. The Company can contest the validity of this Policy or resist a claim for any material misrepresentation of a fact made on the Application or in a supplemental application for this Policy. The Company also has the right to contest the validity of any policy change based on material misstatements made in any application for that change. To do so, however, the representation must have been made in the Application, or in a supplemental application. Also, a copy of such application must have been attached to this Policy when issued or made a part of this Policy when changes in coverage became effective.

The Company cannot bring any legal action to contest the validity of this Policy after it has been in force during the lifetime of the Insured for two years from the Policy Effective Date unless fraud is involved.

If there was a rider or endorsement added to this Policy after the Issue Date, or benefits added by a supplemental Policy Specifications Page, the Company cannot contest the validity of any benefits so added after the benefits have been in force during the lifetime of the Insured for two years from the effective date of the addition of the benefits unless fraud is involved.

The Company cannot contest the validity of any reinstated benefits after the reinstated benefits have been in force during the lifetime of the Insured for two years from the date the Company approves the reinstatement application unless fraud is involved.

Reports. At least once a year the Company will send the Owner at the Owner's last known address, a report for this Policy. The report will show as of the end of the report period: (1) the current Death Benefit; (2) the current Policy Value; (3) the current Fixed Account Value; (4) the current Variable Account Value; (5) the current Loan Account Value; (6) the current Sub-Account Values; (7) premium payments made since the last report; (8) any Withdrawals since the last report; (9) any policy loans and accrued interest; (10) the current Surrender Value; (11) the Owner's current premium allocations; (12) charges deducted since the last report; and (13) any other information required by law.

In addition, the Company will provide a Report for this Policy at any time upon the Owner's written request. If the Owner requests this information more frequently than annually, the Company may charge a fee which shall not exceed $50.

Arbitration. The parties hereby acknowledge that the provision of insurance pursuant to this Policy takes place in and substantially affects interstate commerce and that the Federal Arbitration Act permits and promotes the use of arbitration as a means of dispute resolution in matters arising from interstate commerce.

Any controversy, dispute or claim by any Owner, Insured or Beneficiary, or their respective assigns (each referred to herein as "Claimant"), arising out of or relating in any way to this Policy or the solicitation or sale thereof, other than causes of action arising under Federal securities law, shall be submitted to binding arbitration pursuant to the provisions of the Federal Arbitration Act, 9 U.S.C. Section 1, et seq. Absent consolidation of arbitration as provided for below, such arbitration shall be governed by the rules and provisions of the Dispute Resolution Program for Insurance Claims of the American Arbitration Association ("AAA"). The arbitration panel shall consist of three (3) arbitrators, one (1) selected by the Company, one (1) selected by the Claimant and one (1) selected by the arbitrators previously selected.

If a Claimant, the Company or a third-party have any dispute between or among them or any of them that is directly or indirectly related to any dispute governed by this arbitration provision, the Claimant and the Company consent to the consolidation of the dispute governed by this arbitration provision with such other dispute; if such other dispute is governed by an arbitration agreement that selects the forum and rules of the National Association of Securities Dealers, Inc. or the New York Stock Exchange, Inc., the Claimant and the Company shall be deemed to have consented to the jurisdiction of such other forum to the extent allowed by law and will abide by the rules, provisions and interpretations thereof, including those for selection of arbitrators.

It is understood and agreed that the arbitration shall be binding upon the parties, that the parties are waiving their right to seek remedies in court, including the right to jury trial; and that an arbitration award may not be set aside in later litigation except upon the limited circumstances set forth in the Federal Arbitration Act.

Judgment upon the award rendered by the arbitrator(s) may be entered in any Court having jurisdiction thereof. The arbitration expenses shall be borne by the losing party or in such proportion as the arbitrator(s) shall decide.

CONTROL PROVISIONS

The Parties Involved. The Owner is the person(s) who owns this Policy as shown on the Policy Specifications Page, on an endorsement or on an amendment to the Application. The Owner is the Insured unless someone else is named as the Insured. The Insured is the person whose life this Policy insures.

Rights of Owner. While the Insured is living, the Owner may exercise all rights and benefits contained in this Policy or allowed by the Company. These rights include assigning this Policy, changing beneficiaries, changing ownership, enjoying all benefits and exercising all policy provisions. The use of these rights may be subject to the consent of any assignee or irrevocable Beneficiary.

If a Partnership has any rights under this Policy, such rights shall belong to the Partnership as it exists when the right is exercised.

Contingent Owner. If the Owner is not the Insured, the Owner may name a Contingent Owner provided such request is made in writing on a form acceptable to the Company. The Contingent Owner will become the Owner if the Owner die. If there is not a Contingent Owner named when the Owner die, the estate of the last Owner to die will become the Owner.

Beneficiary. A Beneficiary is any person named by the Owner on the Company's records to receive the Death Benefit Proceeds on the Insured's death. There may be different classes of Beneficiaries such as primary and contingent. These classes set the order of payment of the Death Benefit Proceeds. The Owner may change the Beneficiary at any time prior to the Insured's death. To make a change, the Company must receive a written request satisfactory to the Company at the Home Office. If an irrevocable Beneficiary has been designated however, such designation cannot be changed or revoked without the irrevocable Beneficiary's written consent. Any change of Beneficiaries is effective on the date the request was signed. Provided, however, the Company will not be liable for any payment the Company made before such request has been received and acknowledged at the Home Office.

Changing the Owner. The Owner may be changed at any time prior to the Insured's death. To make a change, the Company must receive from the Owner a written request satisfactory to the Company at the Home Office. Any such change will be effective on the date the request was signed. Provided, however, the Company will not be liable for any payment the Company made before such request has been received and acknowledged at the Home Office.

Assignment. Upon notice to the Company, the Owner may assign his or her rights under this Policy. However, for this assignment to be binding on the Company, it must be in writing and filed at the Home Office. The Company assumes no responsibility for the validity of any assignment. Any claim under any assignment shall be subject to proof of interest and the extent of assignment. Once the Company receives a signed copy of the assignment, the Owner's rights and the interest of any Beneficiary or any other person will be subject to the assignment. An assignment is subject to any Policy Debt.

Protection of Proceeds. To the extent permitted by law, any payment of Death Benefit Proceeds, Surrender Value or any Withdrawal shall be free from legal process from the claim of any creditor of the person entitled to them.

Suspension or Delay in Payment. The Company has the right to suspend or delay the date of payment of a Withdrawal, loan, surrender, or the Death Benefit Proceeds for any period:

  1)
  when the New York Stock Exchange is closed; or

  2)
  when trading on the New York Stock Exchange is restricted; or

  3)
  when an emergency exists (as determined by the Securities & Exchange Commission) as a result of which (a) the disposal of securities in the Variable Account is not reasonably practicable; or (b) it is not reasonably practicable to determine fairly the value of the net assets of the Variable Account; or

  4)
  when the Securities & Exchange Commission, by order, so permits for the protection of security holders.

As to amounts allocated to the Fixed Account, the Company may defer payment of Death Benefit Proceeds for up to two months and any Withdrawal, surrender or the making of a policy loan for up to six months after the Company receives a Written Notice.

If the Company delays payment of surrender benefits under this Policy, the Company will pay the Owner interest at the rate specified under applicable state law as required, if any, at the time of the surrender request.

Tax Considerations. In order to receive the tax treatment afforded to life insurance contracts under federal tax laws, this Policy must qualify at all times as a life insurance contract under the Internal Revenue Code of 1986, as amended, or its successor. The Company reserves the right to: (a) decline to accept a premium payment; or (b) decline to process a Withdrawal; or (d) refund a premium payment, including any earnings thereon, if such refund is necessary to prevent this Policy from failing to qualify as a life insurance contract.

The Company also reserves the right to make changes to this Policy or to any endorsements or to any riders or to make distributions from this Policy to the extent the Company considers necessary for this Policy to continue to qualify as a life insurance contract. Such changes will apply uniformly to all affected policies. The Owner will receive advance written notification of such changes.

Changes in Policy Cost Factors. Changes in non-guaranteed credited rates or cost of insurance charge rates will be based upon changes in future expectations of such factors as investment earnings, mortality, persistency, expenses, and taxes.

Coverage Limitations. No insurance will take effect until the Initial Premium Payment is paid and the health and other conditions of the Insured are determined to be the same as that described in the Application on the date this Policy is delivered.

PREMIUMS

Premium Payment(s). Premium payment(s) are payable at the Home Office or to any Agent of the Company. Premium payment(s) must be made by check payable to Protective Life Insurance Company or by any other method which the Company deems acceptable. Upon request, a receipt for premium payment(s) will be sent. The Initial Premium Payment is shown on Page 3. After the first Policy Anniversary, the Company will accept, subject to the terms of this Policy, additional premium payments. Any subsequent premium payments made will generally require an increase in the Face Amount of this Policy which will be subject to evidence of insurability. Refer to the section "Changing This Policy" for provisions outlining Increases in Face Amount. The Company reserves the right to apply all subsequent premium payments first to Policy Debt, if any, as a loan repayment before application to the Sub-Accounts and/or the Fixed Account.

The Company has the right not to accept any premium payment in the event that it is determined in the Company's discretion that the premium payment will cause this Policy to fail to qualify as a life insurance contract under federal tax laws. The Company will promptly return the amount of any such premium payment that the Company determines would cause this Policy to fail to so qualify.

Allocation of Premium Payment(s). Except as provided below, premium payments, net of initial charges, will be allocated to the Sub-Accounts and the Fixed Account on the date the Company receives them according to the instructions of the Owner in the Application or subsequent Written Notice. Owner may change the allocations in effect at any time by Written Notice. Allocations must be made in whole percentages. The Company reserves the right to establish (i) a limitation on the number of Sub-Accounts to which Net Premiums may be allocated and/or (ii) a minimum allocation requirement for the Sub-Accounts and the Fixed Account.

If the Contract is issued in a state where, upon cancellation and within the cancellation period, the Company returns the premium payment(s) made, the Company reserves the right to allocate the Initial Premium Payment and any additional premium payments made during cancellation period to the Fixed Account or Money Market Sub-Account. Thereafter, allocations will be made as shown in the Policy Specifications Page in accordance with the selections made by the Owner.

Grace Period. If the Surrender Value on a Monthly Anniversary Day is insufficient to cover the Monthly Deductions due on that Monthly Anniversary Day, this Policy will stay in force for 61 days. This 61 day period is called the Grace Period.

If the Owner does not pay sufficient premium payments to cover the current and past due Monthly Deductions by the end of the Grace Period, this Policy will Lapse without value and all coverage under this Policy will terminate. At the beginning of the Grace Period, the Company will mail a notice of such premium payments due to the Owner's last known address. The Company will also mail a notice of such premium payments due to the address of any assignee of record at least 30 days prior to the end of the Grace Period. Coverage continues during the Grace Period. The Company will deduct unpaid Monthly Deductions and Policy Debt from any Death Benefit payable if death occurs during the Grace Period.

Reinstatement. Prior to the Insured's death if this Policy has Lapsed, it can be reinstated subject to the conditions outlined below. Reinstatement means to restore this Policy when the Policy has terminated at the end of the Grace Period. The Company will not reinstate this Policy if it has been surrendered. The Company will reinstate this Policy if the Company receives:

  (1)
  the Owner's written request within five years after the end of the Grace Period,

  (2)
  evidence of insurability satisfactory to the Company,

  (3)
  payment of premium payments equal to all Monthly Deductions that were due and unpaid during the Grace Period with interest at a rate not to exceed 6% per annum compounded annually, if required by the Company, and payment of premium payments at least sufficient to keep this Policy in force for three months (The Company may accept premium payments larger than this amount), and

  (4)
  payment of or reinstatement of any Policy Debt which existed at the end of the Grace Period.

  The effective date of a reinstated policy will be the day the Company approves the reinstatement and all of the above requirements have been received.

Minimum Values. The values and benefits of this Policy shall not be less than the minimum benefits required by the statutes of the state in which this Policy was delivered.

DEDUCTIONS FROM POLICY VALUE

Monthly Deductions and Other Deductions are described on the Policy Specifications Page.

COST OF INSURANCE

Cost of Insurance Charge. The monthly cost of insurance charge is computed at the beginning of each policy month by multiplying the Net Amount at Risk (divided by $1,000) by the cost of insurance rate as described in the Cost of Insurance Rate section.

The cost of insurance charge is computed separately for the Initial Face Amount and for each increase in Face Amount.

Cost of Insurance Rates. The monthly cost of insurance rate is based on the sex, issue age and rate class of the Insured and on the number of years that a Policy has been in force. For each Face Amount increase, the Company will use the issue age, sex, rate class and duration of this Policy at the time of the request. Monthly cost of insurance rates will be determined by the Company, based on its expectations as to future mortality experience, investment earnings, mortality, persistency, expenses and taxes.

Any change in the monthly cost of insurance rates will be on a uniform basis for insureds of the same class such as age, sex, rate class, and policy year. However, the cost of insurance rates will never be greater than those shown in the Guaranteed Maximum Monthly Cost of Insurance Rates Table on the Policy Specifications Page.

BASIS OF COMPUTATIONS FOR COST OF INSURANCE CHARGES

The maximum cost of insurance rates are based on the Commissioner's 1980 Standard Ordinary Smoker or Non-Smoker, Male or Female Mortality Table (age last birthday) and the rate class of the Insured.

FIXED ACCOUNT

Calculation of the Fixed Account Value. The value of the Fixed Account at any time is equal to:

  (a)
  the premium payments, net of the initial charges, allocated to the Fixed Account; plus

  (b)
  Policy Value transferred to the Fixed Account; plus

  (c)
  interest credited to the Fixed Account; less

  (d)
  any Withdrawals or transfers from the Fixed Account, including any Transfer Fees deducted from the Fixed Account; less

  (e)
  any Surrender Charges and Premium Tax Recovery Charge deducted; less

  (f)
  any Annual Maintenance Fees; less

  (g)
  Monthly Deductions other than the Mortality and Expense Risk Charge.

Interest Credited. The Company guarantees that the interest credited during the first Policy Year to the Initial Premium Payment allocated to the Fixed Account will be at a rate not less than the Initial Annual Effective Interest Rate for the Fixed Account shown on the Policy Specifications Page.

For subsequent premium payments allocated to or Policy Value transferred to the Fixed Account, the guaranteed interest rate applicable will be the annual effective interest rate in effect on the date the subsequent premium payment is received by the Company or the date the transfer is made. Such guaranteed interest rate will apply to such amounts for a twelve- month period which begins on the date the premium payment is allocated or the date the transfer is made.

After the guaranteed interest rate expires, (i.e., 12 months after the premium payment or transfer is placed in the Fixed Account) the Company will credit interest on the Fixed Account Value attributable to such premium payments and transfers at the current interest rate in effect. New current interest rates are effective for such Fixed Account Value for 12 months from the time they are first applied. The Initial Annual Effective Interest Rate and the current interest rates the Company will credit are annual effective interest rates of not less than 4.00%. For purposes of crediting interest, amounts deducted, transferred or withdrawn from the Fixed Account will be accounted for on a "first-in, first-out" (FIFO) basis.

The Company reserves the right to apply different interest rate guarantees to certain amounts credited to the Fixed Account.

VARIABLE ACCOUNT

General Description. The variable benefits under this Policy are provided through the Protective Variable Life Separate Account which is a separate investment account of the Company. The Variable Account is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940.

The portion of the assets of the Variable Account equal to the reserves and other contract liabilities of the Variable Account are not chargeable with the liabilities arising out of any other business the Company may conduct. The Company has the right to transfer to the General Account any assets of the Variable Account which are in excess of such reserves and other liabilities. The assets of the Variable Account are available to cover the liabilities of the General Account of the Company only to the extent that the assets of the Variable Account exceed the liabilities of the Variable Account arising under the policies supported by the Variable Account.

Sub-Accounts of the Variable Account. The assets of the Variable Account are divided into a series of Sub-Accounts that are listed in the current Prospectus the Owner received. Each Sub-Account invests exclusively in shares of a corresponding Fund. Any amounts of income, dividends, and gains distributed from the shares of a Fund will be reinvested in additional shares of that Fund at its Net Asset Value Per Share.

When permitted by law, the Company may:

  (1)
  create new variable accounts;

  (2)
  combine variable accounts, including the Variable Account;

  (3)
  add new Sub-Accounts to or remove existing Sub-Accounts from the Variable Account or combine Sub-Accounts;

  (4)
  make new Sub-Accounts or other Sub-Accounts available to such classes of the Policies as the Company may determine;

  (5)
  add new Funds or remove existing Funds;

  (6)
  if shares of a Fund are no longer available for investment or if the Company determines that investment in a Fund is no longer appropriate in light of the purposes of the Variable Account, substitute a different Fund for any existing Fund;

  (7)
  deregister the Variable Account under the Investment Company Act of 1940 if such registration is no longer required;

  (8)
  operate the Variable Account as a management investment company under the Investment Company Act of 1940 or in any other form permitted by law; and

  (9)
  make any changes to the Variable Account or its operations as may be required by the Investment Company Act of 1940 or other applicable law or regulations.

The investment policy of the Variable Account will not be changed without approval pursuant to the insurance laws of the State of Tennessee. If required, approval of or change of investment policy will be filed with the insurance department of the state where this Policy is delivered.

The values and benefits of this Policy provided by the Variable Account depend on the investment performance of the Funds in which the Owner's selected Sub-Accounts are invested. The Company does not guarantee the investment performance of the Funds. The Owner bear the full investment risk for premium payments allocated or Policy Value transferred to the Sub-Accounts.

Valuation of Assets. Assets of Funds held by each Sub-Account will be valued at their Net Asset Value per share on each Valuation Day. The Prospectus the Owners(s) received for each of the Funds defines the Net Asset Value per share of the Funds and describes each Fund.

Calculation of Sub-Account Values. The Sub-Account Value for any Sub-Account is equal to the number of Units this Policy then has in that Sub-Account, multiplied by the value of such Units at that time. Amounts allocated, transferred or added to a Sub-Account are used to purchase Units of that Sub-Account. Units are redeemed when amounts are deducted, transferred or withdrawn. The number of Units in a Sub-Account at any time is equal to the number of Units purchased minus the number of Units redeemed up to such time.

For each Sub-Account, the premium payments, net of the initial charges, allocated to or Policy Value transferred to the Sub-Account are converted into Units. The number of Units credited is determined by dividing the dollar amount directed to each Sub-Account by the value of the Unit for that Sub-Account for the Valuation Day on which the premium payments allocated to or Policy Value transferred are credited to the Sub-Account. The Unit value at the end of every Valuation Day is the Unit value at the end of the previous Valuation Day times the Net Investment Factor, as described below.

Net Investment Factor. The Unit value for each Sub-Account for any Valuation Period is determined by the Net Investment Factor. The Net Investment Factor is an index applied to measure the investment performance of a Sub-Account from one Valuation Period to the next. The Net Investment Factor for a Sub-Account for any Valuation Period is determined by dividing (1) by (2) where:

  (1)
  is the result of:

  a.
  the Net Asset Value Per Share of the Fund held in the Sub-Account, determined at the end of the current Valuation Period; plus

  b.
  the per share amount of any dividend or capital gain distributions made by the Funds held in the Sub-Account, if the "ex-dividend" date occurs during the current Valuation Period; plus or minus

  c.
  a per share charge or credit for any taxes reserved for, which is determined by the Company to have resulted from the operations of the Sub-Account.

  (2)
  is the Net Asset Value Per Share of the Fund held in the Sub-Account, determined at the end of the last prior Valuation Period.

DEATH BENEFIT

Death Benefit Proceeds. On the Insured's death, provided this Policy is in force, the Company will pay the Death Benefit Proceeds upon receipt at the Home Office of satisfactory proof of death of the Insured.

Amount of Death Benefit Proceeds. The Death Benefit Proceeds will be determined as of the date of the Insured's death and will be equal to (1), minus (2), minus (3), where:

  (1)
  is the Death Benefit;

  (2)
  is any Policy Debt; and

  (3)
  is any unpaid Monthly Deductions if the Insured dies during the Grace Period.

The Death Benefit will be the greater of the Face Amount on the Insured's date of death or a specified percentage of the Policy Value on the date of the Insured's death as indicated on the Table of Percentages below.

TABLE OF PERCENTAGES

Attained Age	Percentage	Attained Age	Percentage	Attained Age		Percentage

0-40	250%	54	157%	68		117%
41	243%	55	150%	69		116%
42	236%	56	146%	70		115%
43	229%	57	142%	71		113%
44	222%	58	138%	72		111%
45	215%	59	134%	73		109%
46	209%	60	130%	74		107%
47	203%	61	128%	75-90		105%
48	197%	62	126%	91		104%
49	191%	63	124%	92		103%
50	185%	64	122%	93		102%
51	178%	65	120%	94		101%
52	171%	66	119%	95	+	100%
53	164%	67	118%

Payment of Death Benefits Proceeds. The Company will pay the Death Benefit Proceeds to the Beneficiary in a lump sum, unless a Settlement Option has been selected.

Suspension of Payment. Payment of Death Benefit Proceeds may be suspended or delayed under the circumstances described herein for suspension or delay of payment of surrenders or Withdrawals.

Creditor Claims. To the extent permitted by applicable laws, no right or benefit under this Policy shall be subject to claims of creditors, except as may be provided by an assignment.

TRANSFERS

Transfer Rights. On or after the later of (1) thirty days after the Policy Effective Date; or (2) six days after the ten-day cancellation period, or such other period as required by law, upon receipt of Written Notice, the Owner may transfer the Fixed Account Value or any Sub-Account Value to other Sub-Accounts and/or the Fixed Account. The transfer will be effected as of the date the Company receives Written Notice from the Owner.

The amount transferred must be at least $100 or, if less, the entire amount in the Fixed Account or the Sub-Account(s) each time a transfer is made. If, after the transfer, the amount remaining in the Fixed Account or Sub-Account(s) from which the transfer is made is less than $100, the Company reserves the right to transfer the entire amount instead of the requested amount. The Company reserves the right to limit the maximum amount which may be transferred from the Fixed Account in any Policy Year.

The Policy Value on the effective date of the transfer will not be affected except to the extent of the Transfer Fee. The Company reserves the right to limit transfer requests to no more than 12 per year. For each additional transfer request over 12 during each Policy Year, the Company reserves the right to charge a Transfer Fee which is indicated on the Policy Specifications Page. The Transfer Fee, if any, will be deducted from the amount being transferred.

Reservation of Rights. The Company reserves the right without prior notice to modify, restrict, suspend or eliminate the transfer privileges (including telephone transfers) at any time for any class of policies, for any reason.

SURRENDERS AND WITHDRAWALS

Surrenders. Prior to the Insured's death, and while this Policy is in force, this Policy may be surrendered for its Surrender Value. The surrender will be effective as of the Valuation Day on which the Company receives a Written Notice requesting surrender of this Policy. The Company reserves the right to require a return of this Policy. Once the surrender is effective, all benefits provided by this Policy cease and this Policy cannot be reinstated.

Withdrawals. At any time prior to the Insured's death, and while this Policy is in force, the Owner may make a written request for a Withdrawal of Surrender Value of not less than $500 and subject to certain restrictions described below. In order to request a Withdrawal during the first Policy Year, the Owner must have made an Initial Premium Payment of at least $10,000. In order to request a Withdrawal on or after the first Policy Anniversary, the Policy Value must be at least $10,000 as of the date that the Company receives the request. The Company will withdraw the amount requested, plus any applicable Surrender Charges and Premium Tax Recovery Charges, from the Policy Value as of the end of the Valuation Period during which the written request was received. A Surrender Charge and Premium Tax Recovery Charge may apply if the deduction from Policy Value in connection with the Withdrawal (including any additional deduction from Policy Value for the Surrender Charge and Premium Tax Recovery Charge) exceeds the greater of the remaining Annual Withdrawal Amount or the amount by which the Policy Value exceeds the sum of all premium payment(s). The Surrender Charge and Premium Tax Recovery Charge are described on the Policy Specifications Page. The Company reserves the right to decline to process a Withdrawal request if, after the Face Amount is decreased as provided below, the remaining Face Amount would be below the Minimum Face Amount on the Policy Specifications Page or the Company determines that the Withdrawal would cause this Policy to fail to qualify as a life insurance contract under applicable tax laws, as interpreted by the Company.

Withdrawals and any applicable Surrender Charge and Premium Tax Recovery Charge will result in the cancellation of Units from each applicable Sub-account and/or a reduction in the Fixed Account Value. The Owner may specify the amount of the Withdrawal to be made from any Sub-Account and/or the Fixed Account. If the Owner does not so specify, and/or if the amount in the designated Sub-Accounts or the Fixed Account is insufficient to comply with the request, the Withdrawal and any applicable Surrender Charge and Premium Tax Recovery Charge will be made from each Sub-Account and the Fixed Account based on the proportion that such Sub-Account Value and/or Fixed Account Value bears to the total Unloaned Policy Value on the Valuation Day immediately prior to the Withdrawal.

The Company reserves the right to refuse a Withdrawal request, if after the Withdrawal, the Policy Value would be less than ten percent of the current Face Amount. Withdrawals are not subject to Withdrawal Charges.

Annual Withdrawal Amount. The Annual Withdrawal Amount is an annual amount the Owner may withdraw during a Policy Year and not incur a Surrender Charge or Premium Tax Recovery Charge. The Annual Withdrawal amount is described on the Policy Specifications Page.

Decreasing the Face Amount. In the event a Withdrawal is requested, the Company will reduce the Face Amount of this Policy proportionately by the requested Withdrawal amount (plus any Surrender Charges and Premium Tax Recovery Charges). Any decrease in Face Amount will go into effect on the date that the

Withdrawal is processed. The decrease in Face Amount will be made on a proportionate basis in accordance with the following formula:

          Decreased Face Amount = F times (P minus W) divided by P

        where F = Current Face Amount
        P = Policy Value
        W = Withdrawal Amount (plus any applicable Surrender Charges and
        Premium Tax Recovery Charges)

POLICY LOANS

Right to Make Loans, Policy Debt. At any time prior to the Insured's death, and while this Policy is in force, the Owner may make a written request for a loan on this Policy provided it has Surrender Value greater than zero. However, this Policy must be properly assigned to the Company before any policy loan is made. No other collateral is needed. Any policy loan must be for at least a minimum loan amount of $500. The Company may delay making any policy loan from the Fixed Account for up to six months.

Maximum Loan. The most the Owner can borrow is an amount that equals 90% of the Cash Value of this Policy minus any outstanding Policy Debt on the date the policy loan request is received.

Interest. Except as described below, the interest charged on any policy loan is at an effective annual rate of 6%, compounded yearly on the Policy Anniversary. Interest payments are due for the prior Policy Year on each Policy Anniversary. If interest is not paid when due, it will be added to the amount of the policy loan and will bear interest at the rate payable on the policy loan. Interest is charged in arrears from the date of the policy loan. Interest, as it accrues from day to day, is considered part of the policy debt.

Preferred Loan. If the Surrender Value exceeds the total of all premium payments made since issue, a preferred loan is available. The amount available for a preferred loan is the amount by which the Surrender Value exceeds total premium payments made. The preferred loan portion of the Loan Account will be charged interest at a rate not to exceed the Preferred Loan Interest Rate shown on the Policy Specifications Page. The amount of loan that qualifies as a preferred loan is determined as of the date a request for a loan is received and on each Policy Anniversary.

Collateral. When a policy loan is made, an amount sufficient to secure the policy loan is transferred out of the Sub-Account(s) and the Fixed Account and into the Policy's Loan Account. The Owner can specify how to allocate the amount to be transferred to the Loan Account as collateral from among the Sub-Account(s) and the Fixed Account. If an allocation is not specified, the amount will be allocated in the same proportion that the value of the Fixed Account and the value of the Sub-Account(s) bear to the total Unloaned Policy Value on the date the Company makes the policy loan. An amount equal to any unpaid policy loan interest will also be transferred on each Policy Anniversary to the Loan Account. The Company will allocate the unpaid interest based on the proportion that the value of the Fixed Account and the value of the Sub-Account(s) bear to the total Unloaned Policy Value. The Loan Account Value will be recalculated (1) when policy interest is added to the amount of the loan, (2) when a loan repayment is made, or (3) when a new policy loan is made.

The Company will credit the Loan Account with interest at an effective annual rate of not less than the Guaranteed Interest Rate for the Fixed Account. The Company will determine such rate in advance of each calendar year. This rate will apply to the calendar year which follows the date of determination. On each Policy Anniversary, the interest earned on the Loan Account since the preceding Policy Anniversary will be transferred to the Sub-Account(s) and the Fixed Account. The interest will be transferred to the Sub-Account(s) and the Fixed Account in the same proportion that premium payments are allocated.

If the Loan Account Value exceeds the Cash Value, the Owner must pay the excess. The Company will send the Owner a notice of the amount the Owner must pay. This amount must be paid within 31 days after the Company sends the notice, or this Policy will terminate. The Company will send the notice to the Owner and to any assignee of record.

Repaying Policy Debt. Policy Debt can be repaid in part or in full any time during the Insured's life while this Policy is in force. When a loan repayment is made, Policy Value in the Loan Account in an amount equal to that payment will be transferred to the Sub-Account(s) and the Fixed Account. The Owner may tell the Company how to allocate this transfer among the Sub-Account(s) and the Fixed Account. If no allocation is specified, the Company will allocate that amount among the Sub-Account(s) and the Fixed Account in the same proportion that premium payments are allocated.

CHANGING THIS POLICY

The Owner can request certain changes subject to certain conditions. The Owner's request must be received in writing at the Company's Home Office.

Change Approval. No change or waiver of the terms of this Policy is valid unless made by the Company in writing, and approved by an Officer of the Company. The Company reserves the right to change the provisions of this Policy to conform to any applicable laws, regulations or rulings issued by a governmental agency. No agent has the authority to make any changes or waive any of the terms of this Policy.

Increasing the Face Amount. After the first Policy Anniversary, the Owner may submit a supplemental application for an increase in Face Amount. The Company reserves the right to require

  (i)
  satisfactory proof of insurability in connection with evaluating any requested increase in Face Amount; and

  (ii)
  a minimum additional premium payment of $10,000 for such increase.

The Insured's current Attained Age must be less than the maximum issue age. The effective date of any increase approved by the Company will be shown on the supplemental Policy Specifications Page which will be issued and attached to this Policy.

SETTLEMENT OPTIONS

Optional Methods of Settlement provide alternative ways in which payment can be made. Payment under these Optional Methods of Settlement will not be affected by the investment experience of any Sub-Account after the proceeds are applied under such option.

Availability of Options. Upon written request, all or part of the Death Benefit Proceeds or Surrender Value may be applied under any Settlement Option the Company offers on the option date. The option date is any date this Policy terminates under the termination provision. If this Policy is assigned, either before or after the choice of an option, any amount due to the assignee will be paid in one sum. The balance, if any, may be applied under any Settlement Option.

Minimum Amounts. If the amount to be applied under any Settlement Option for any one person is less than $5,000, the Company may pay that amount in one sum instead. If the payments under any option come to less than $50 each, the Company has the right to make payments at less frequent intervals.

Electing A Settlement Option. To elect any Settlement Option, the Company requires that a written request, satisfactory to it, be received at its Home Office. The Owner may elect a Settlement Option during the Insured's lifetime. If the Death Benefit Proceeds are payable in one sum when the Insured dies, the Beneficiary may elect a Settlement Option with the Company's consent.

Effective Date and Payment Date. The effective date of a Settlement Option is the date the amount is applied under that option. For Death Benefit Proceeds, this is the date that due proof of the Insured's death is received at the Company's Home Office. For the Surrender Value, it is the effective date of surrender.

A later date for the first payment may be requested in the Settlement Option election. All payment dates will fall on the same day of the month as the first one. No payment will become due until a payment date. No partial payment will be made for any period shorter than the time between payment dates.

If the Surrender Value is applied under any option, the Company may delay payment of any Withdrawal for up to six months. Interest at the rate in effect for Option 3 during this period will be paid on the amount withdrawn.

Description of Options. The Company's Settlement Options are described below. Any other Settlement Option agreed to by the Company may be elected. The Settlement Options are described in terms of monthly payments.

Option 1 — Payment For A Fixed Period. Equal monthly payments will be made for any period selected up to 30 years. The amount of each payment depends on the total amount applied, the period selected and the monthly payment rates the Company is using when the first payment is due. The rate of any payment for each $1,000 of proceeds applied will not be less than shown in the Option 1 Table. The payments shown in this table are based on an interest rate of 3% per year.

OPTION 1 TABLE
Minimum Monthly Payment Rates for Each $1,000 Applied

	Monthly Payment		Monthly Payment		Monthly Payment
Years		Years		Years

1	$84.47	11	$8.86	21	$5.32
2	42.86	12	8.24	22	5.15
3	28.99	13	7.71	23	4.99
4	22.06	14	7.26	24	4.84
5	17.91	15	6.87	25	4.71
6	15.14	16	6.53	26	4.59
7	13.16	17	6.23	27	4.47
8	11.68	18	5.96	28	4.37
9	10.53	19	5.73	29	4.27
10	9.61	20	5.51	30	4.18

Option 2 — Life Income with Payments for a Guaranteed Period. Equal monthly payments are based on the life of the named person. Payments will continue for the lifetime of that person with payments guaranteed for 10 or 20 years. Payments stop at the end of the selected guaranteed period or when the named person dies, whichever is later.

The Option 2 Table shows the minimum monthly payment for each $1,000 applied. The actual payments will be based on the monthly payment rates the Company is using when the first payment is due. They will not be less than shown in the Table, which is based on the 2000 Annuity Mortality Table with interest at 3% per annum. One year will be deducted from the Attained Age of the named person for every completed three years beyond the year 1996. The Age of the payee is the age at the birthday nearest to the effective date of the Option.

OPTION 2 TABLE

	Male Guaranteed Period		Female Guaranteed Period			Male Guaranteed Period		Female Guaranteed Period
Age of Payee					Age of Payee
	10 Yrs	20 Yrs	10 Yrs	20 Yrs		10 Yrs	20 Yrs	10 Yrs	20 Yrs

0-30	3.21	3.20	3.10	3.10	56	4.52	4.32	4.22	4.11
31	3.23	3.22	3.12	3.12	57	4.61	4.38	4.30	4.17
32	3.26	3.25	3.15	3.14	58	4.70	4.44	4.38	4.24
33	3.29	3.28	3.17	3.17	59	4.80	4.51	4.47	4.30
34	3.32	3.31	3.20	3.19	60	4.90	4.57	4.56	4.37
35	3.36	3.34	3.23	3.22	61	5.01	4.64	4.65	4.44
36	3.39	3.37	3.25	3.24	62	5.13	4.71	4.76	4.51
37	3.42	3.40	3.28	3.27	63	5.25	4.77	4.86	4.58
38	3.46	3.44	3.32	3.30	64	5.38	4.84	4.98	4.66
39	3.50	3.47	3.35	3.33	65	5.51	4.90	5.10	4.73
40	3.54	3.51	3.38	3.37	66	5.65	4.96	5.23	4.80
41	3.58	3.55	3.42	3.40	67	5.80	5.02	5.36	4.87
42	3.63	3.59	3.46	3.43	68	5.95	5.08	5.50	4.94
43	3.68	3.63	3.49	3.47	69	6.10	5.13	5.65	5.01
44	3.72	3.67	3.54	3.51	70	6.26	5.18	5.81	5.07
45	3.77	3.72	3.58	3.55	71	6.43	5.23	5.97	5.13
46	3.83	3.76	3.62	3.59	72	6.60	5.27	6.15	5.19
47	3.88	3.81	3.67	3.63	73	6.77	5.31	6.33	5.24
48	3.94	3.86	3.72	3.68	74	6.94	5.35	6.51	5.29
49	4.00	3.91	3.77	3.73	75	7.12	5.38	6.71	5.33
50	4.06	3.96	3.83	3.77	76	7.30	5.40	6.90	5.36
51	4.13	4.02	3.88	3.82	77	7.47	5.43	7.10	5.39
52	4.20	4.07	3.94	3.88	78	7.65	5.45	7.30	5.42
53	4.27	4.13	4.01	3.93	79	7.82	5.46	7.51	5.44
54	4.35	4.19	4.07	3.99	80 &	7.99	5.48	7.71	5.46
55	4.43	4.25	4.14	4.05	Over

Option 3 — Interest Income. The Company will hold any amount applied under this Option. Interest on the unpaid balance will be paid each month at a rate determined by it. This rate will be not less than the equivalent of 3% per year.

Option 4 — Payments of a Fixed Amount. Equal monthly payments will be for an agreed fixed amount. The amount of each payment may not be less than $10 for each $1,000 applied. Interest will be credited each month on the unpaid balance and added to it. This interest will be at a rate set by the Company, but not less than an effective interest rate of 3% per year. Payments continue until the amount the Company holds runs out. The last payment will be for the balance only.

Death of Payee. If the payee dies while there are any unpaid installments under Option 1 or before the end of the guaranteed period under Option 2, the Company will pay the commuted value of the remaining payments in a lump sum. The commuted value or any balance held under Option 3 or Option 4 will be paid to the payee's executors or administrators unless the written election of the Option directed the Company differently. Any commuted value will be calculated using 3% interest per year.

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Exhibit 1.A.5(a)(ii)
VARIABLE LIFE INSURANCE POLICY
INDEX
DEFINITIONS
GENERAL PROVISIONS
CONTROL PROVISIONS
PREMIUMS
DEDUCTIONS FROM POLICY VALUE
COST OF INSURANCE
BASIS OF COMPUTATIONS FOR COST OF INSURANCE CHARGES
FIXED ACCOUNT
VARIABLE ACCOUNT
DEATH BENEFIT
TRANSFERS
SURRENDERS AND WITHDRAWALS
POLICY LOANS
CHANGING THIS POLICY
SETTLEMENT OPTIONS